Exhibit 99.1
N E W S
Contacts: Paul Arling (UEI) 714.820.1000
Kirsten Chapman (IR Agency) 415.433.3777
Universal Electronics Acquires Zilog’s Universal Remote Control
Software Technology and Related Assets
CYPRESS, CA — February 19, 2009 — Universal Electronics Inc. (UEI), (NASDAQ: UEIC) purchased universal remote control software and other intellectual property and related assets and personnel from Zilog Inc. (NASDAQ: ZILG).
UEI has acquired certain of Zilog’s patents and other intellectual property and assets related to its universal remote control business, including Zilog’s full library and database of infrared codes, and software tools. In addition, UEI has hired Dr. Norman Sheridan, Zilog’s Executive Vice President of Technology and Operations and CTO and other business, sales and engineering personnel, including all of Zilog’s personnel located in India. In a related transaction, Maxim Integrated Products (NASDAQ:MXIM) acquired two of Zilog’s product lines, namely, the hardware portion of Zilog’s wireless control business and Zilog’s secured transaction product line.
Paul Arling, UEI’s Chairman and CEO, stated, “This acquisition will expand the breadth and depth of our customer base in both subscription broadcasting and original equipment manufacturing, particularly in Asia. Through additional patents and software, we have further strengthened our leadership position as a provider of wireless control solutions for which our customers will see immediate benefits. Also, we expanded our relationship with Maxim, a world-class and leading provider of high performance semiconductor products. Maxim will bring new options to UEI’s current array of diverse and powerful microcontrollers. We expect this transaction to be mildly accretive in the first year and grow more significantly in the long term.”
Arling continued, “We are extremely pleased to welcome Norm Sheridan and the entire technical teams in India and San Jose dedicated to universal remote control technology. These people, together with certain of Zilog’s key sales and application specialists located in the US and Asia, which we are also hiring, will be integrated into UEI’s existing world-class staff of professionals, resulting in a combined force of literally hundreds of years of experience in wireless control technologies and applications.”

Safe Harbor Statement
This release contains statements concerning the potential benefits of UEI’s acquisition of Zilog’s universal remote control software and other intellectual property and related assets and personnel and of the expanded relationship with Maxim. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, that the transaction will be accretive to earnings in 2009 and beyond and that the acquisition assets from Zilog will allow UEI to further leverage its expertise in wireless control technologies and solutions and to grow its customer base in both subscription broadcasting and original equipment manufacturing, particularly in Asia. These statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, many of which are outside the control of UEI. These risks and uncertainties include, but are not limited to: changes in wireless control and semiconductor market conditions and demand; technological and product development risks; the future performance of the acquired technologies; the timing and success of UEI’s integration of the patented and software technologies with UEI’s existing technologies, including the successful transition of personnel and technology development; the ability to realize anticipated synergies with UEI’s existing businesses; the ability to realize the anticipated benefits of intellectual property rights being acquired by UEI; the ability to realize the anticipated benefits from our relationship with Maxim; and general economic conditions; and other factors described in the UEI’s filings with the U.S. Securities and Exchange Commission. The actual results that UEI achieves may differ materially from any forward looking statement due to such risks and uncertainties. UEI undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
About Universal Electronics Inc.
Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems. The company’s broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. UEI also delivers complete home control solutions in the professional custom installation market under the brand name Nevo®, as well as software solutions for digital media control and enjoyment in the consumer and OEM markets under the brand SimpleCenter™. For additional information, visit our web site at www.uei.com.
About Zilog, Inc.
Zilog is a global supplier of application specific, embedded system-on-chip (SoC) solutions for secured transactions, consumer electronics and industrial application and an industry leader in remote control and universal IR database solutions. From its roots as an award-winning architect in the microprocessor and microcontroller industry, Zilog has evolved to become a leader in production-ready and custom-built SoC solution sets including hardware and software. Zilog is headquartered in San Jose, California, with sales offices in Asia, Europe, and North America. For more information about Zilog and its products, visit http://www.zilog.com/.
About Maxim Integrated Products
     Maxim Integrated Products is a publicly traded company that designs, manufactures, and sells high-performance semiconductor products. The company reported revenue in excess of $2 billion for fiscal 2008. Maxim was founded over 25 years ago with the mission to deliver innovative analog and mixed-signal engineering solutions that add value to its customers’ products. To date, it has developed over 5900 products serving the industrial, communications, consumer, and computing markets. For more information, go to www.maxim-ic.com.
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